Exhibit 24
POWER OF ATTORNEY

      The undersigned, as a Section 16 reporting person of Opiant Pharamaceuticals, Inc.
(the Company), hereby constitutes and appoints David OToole the undersigneds true and lawful attorney-in-fact, to:
      1.    Complete and execute Forms 3, 4 and 5 and other forms and all amendments thereto as such attorney-in-fact shall in his discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigneds ownership, acquisition or disposition of securities of the Company; and
      2.    Do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney-in-fact shall deem appropriate.
      The undersigned hereby ratifies and confirms all that said attorney in-fact shall do or cause to be done by virtue hereof.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigneds responsibilities to comply with Section16 of the Securities Exchange Act of 1934, as amended.
      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigneds holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company and the foregoing attorneys-in-fact.
      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 31st day of October, 2018.

                          Signature:     /s/ Craig A. Collard
                          Print Name:     Craig A. Collard

9512976_1.DOC